Exhibit 3.3

AMENDMENT NO. 10

TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

CEDAR REALTY TRUST PARTNERSHIP, L.P.

This Amendment No. 10 (this “Amendment”) to Agreement of Limited Partnership (the “Partnership Agreement”) of Cedar Realty Trust Partnership, L.P. (the “Partnership”) is entered into as of August 18, 2017, by and among Cedar Realty Trust, Inc. (the “General Partner”) and the Partnership. All capitalized terms used herein shall have the meanings given to them in the Partnership Agreement.

WHEREAS, Section 4.5 of the Partnership Agreement authorizes the General Partner to cause the Partnership to issue additional Partnership Units in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, subject to the provisions of such Section; and

WHEREAS, the General Partner desires to amend the Partnership Agreement (i) to establish a new class of Partnership Units, designated the 6.50% Series C Cumulative Redeemable Preferred Partnership Units (the “Series C Preferred Partnership Units”) and (ii) to issue the Series C Preferred Partnership Units to the General Partner.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Issuance of Series C Preferred Partnership Units.

In consideration of the contribution of the net proceeds from the issue and sale by the General Partner of 6,050,000 shares of its 6.50% Series C Cumulative Redeemable Preferred Stock in an underwritten public offering, the Partnership hereby issues to the General Partner 6,050,000 Series C Preferred Partnership Units.

In addition, the Partnership Agreement is hereby amended by attaching thereto as Exhibit 3 the Exhibit 3 attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 10 to the Partnership Agreement to be executed as of the day and year first above written.

CEDAR REALTY TRUST PARTNERSHIP, L.P.

By:	Cedar Realty Trust, Inc. General Partner

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President

CEDAR REALTY TRUST, INC.

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President

EXHIBIT 3

CEDAR REALTY TRUST PARTNERSHIP, L.P.

DESIGNATION OF THE VOTING POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS AND QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS

OF THE

SERIES C PREFERRED PARTNERSHIP UNITS

All capitalized terms in this legend have the meanings defined in the Limited Partnership Agreement of Cedar Realty Trust Partnership, L.P.:

(1) Designation and Number. A series of Preferred Partnership Units, designated as the “6.50% Series C Cumulative Redeemable Preferred Partnership Units” (the “Series C Preferred Partnership Units”), is hereby established. The number of Series C Preferred Partnership Units shall be 6,050,000.

(2) Rank. The Series C Preferred Partnership Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to all classes or series of Common Partnership Units, and to all equity securities the terms of which provide that such equity securities shall rank junior to the Series C Preferred Partnership Units; (b) on parity with the Series B Preferred Partnership Units and with all equity securities issued by the Partnership the terms of which specifically provide that such equity securities rank on parity with the Series C Preferred Partnership Units; and (c) junior to all Partnership Units issued by the Partnership the terms of which specifically provide that such Partnership Units rank senior to the Series C Preferred Partnership Units. The term “equity securities” shall not include convertible debt securities.

(3) Distributions.

(a) Holders of Series C Preferred Partnership Units shall be entitled to receive, when and if declared by the General Partner, out of funds legally available for payment of distributions, cumulative preferential cash distributions at the rate of 6.50% of the liquidation preference per annum (which is equivalent to a fixed annual amount of $1.625 per Series C Preferred Partnership Unit). Such distributions shall accrue and cumulate from the date of original issuance (August 24, 2017) and shall be payable quarterly in arrears on the 20th day of February, May, August and November of each year or, if not a business day, the next succeeding business day (each a “Distribution Payment Date”). The first distribution on the Series C Preferred Partnership Units shall be paid on November 20, 2017, will be for less than a full quarter and will reflect distributions accumulated from the date of original issuance through November 20, 2017. Any distribution payable on the Series C Preferred Partnership Units for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be payable to holders of record as they appear in the records of the Partnership at the close of business on the applicable distribution record date, which shall be a date designated by the General Partner for the payment of distributions that is not more than 60 nor less than 10 calendar days immediately preceding such Distribution Payment Date (each, a “Distribution Record Date”).

(b) No distribution on the Series C Preferred Partnership Units shall be authorized or declared or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness or any other of the Partnership’s Preferred Partnership Units, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach or default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

Notwithstanding anything to the contrary contained herein, distributions on the Series C Preferred Partnership Units shall accrue and cumulate whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared by the General Partner. Accrued but unpaid distributions on the Series C Preferred Partnership Units shall cumulate as of the Distribution Payment Date on which they first become payable or on the date of redemption, as the case may be. No interest shall be payable in respect of any distribution on the Series C Preferred Partnership Units that may be in arrears.

(c) Except as provided in the following sentence, if any Series C Preferred Partnership Units are outstanding, no distributions, other than distributions in kind of the Common Partnership Units or other Partnership Units ranking junior to the Series C Preferred Partnership Units as to distributions and upon liquidation, may be declared or paid or set apart for payment, and no other distribution may be declared or made upon, the Common Partnership Units, the Series B Preferred Partnership Units or any other Partnership Units ranking, as to distributions and upon liquidation, on parity with or junior to the Series C Preferred Partnership Units unless full cumulative distributions for all past distribution periods have been or contemporaneously are declared and paid or declared and a sum sufficient is set apart for such payment on the Series C Preferred Partnership Units for all past distribution periods. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Partnership Units, the Series B Preferred Partnership Units and all other Partnership Units ranking on parity, as to distributions, with the Series C Preferred Partnership Units, all distributions declared upon the Series C Preferred Partnership Units, the Series B Preferred Partnership Units and any other Partnership Units ranking on parity, as to distributions, with the Series C Preferred Partnership Units shall be authorized pro rata so that the amount of distributions authorized per Series C Preferred Partnership Unit, per Series B Preferred Partnership Unit and each such other Partnership Units shall in all cases bear to each other the same ratio that accrued distributions per Series C Preferred Partnership Unit, per Series B Preferred Partnership Unit and each such other Partnership Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other Partnership Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series C Preferred Partnership Units which may be in arrears.

(d) Except as provided in subparagraph (c) of this Section 3, unless full cumulative distributions on the Series C Preferred Partnership Units have been or contemporaneously are declared and paid for all past distribution periods or declared and a sum sufficient is set apart for payment for all past distribution periods, no Common Partnership Units, Series B Preferred Partnership Units or any other Partnership Units ranking junior to or on parity with the Series C Preferred Partnership Units as to distributions or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Partnership Units) by the Partnership (except by conversion into or exchange for Common Partnership Units or other Partnership Units ranking junior to the Series C Preferred Partnership Units as to distributions and amounts upon liquidation).

(e) Holders of Series C Preferred Partnership Units shall not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions on the Series C Preferred Partnership Units as described above. Any distribution payment made on the Series C Preferred Partnership Units, including any capital gain distributions, shall first be credited against the earliest accrued but unpaid distribution due with respect to the Series C Preferred Partnership Units which remains payable.

(f) If, for any taxable year, the Partnership elects to designate as a “capital gain dividend” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all series or classes of Partnership Units (the “Total Dividends”), then, except as otherwise required by applicable law, that portion of the Capital Gains Amount that shall be allocable to the holders of Series C Preferred Partnership Units shall be in proportion to the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series C Preferred Partnership Units for the year bears to the Total Dividends. Except as otherwise required by applicable law, the Partnership will make a similar allocation with respect to any undistributed long-term capital gains of the Partnership which are to be included in its unit holders’ long-term capital gains, based on the allocation of the Capital Gains Amount which would have resulted if such undistributed long-term capital gains has been distributed as “capital gains dividends” by the Partnership to its unit holders.

(4) Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership (referred to herein sometimes as a “liquidation”), the holders of Series C Preferred Partnership Units then outstanding shall be entitled to receive out of the assets of the Partnership legally available for distribution to unit holders (after payment or provision for payment of all debts and other liabilities of the Partnership) the sum of (i) the liquidation preference of $25.00 per unit and (ii) an amount equal to any accrued and unpaid distributions (whether or not declared) to the date of payment, before any distribution of assets is made to holders of Common Partnership Units or any equity securities that the Partnership may issue that rank junior to the Series C Preferred Partnership Units as to liquidation rights.

(b) If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the assets of the Partnership are insufficient to make full payment to holders of the Series C Preferred Partnership Units, the Series B Preferred Partnership Units and any Partnership Units ranking on parity with the Series C Preferred Partnership Units as to liquidation rights, then the holders of the Series C Preferred Partnership Units, the Series B Preferred Partnership Units and all other such Partnership Units ranking on parity with the Series C Preferred Partnership Units as to liquidation rights shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Written notice of any such liquidation, dissolution or winding up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 calendar days immediately preceding the payment date stated therein, to each record holder of the Series C Preferred Partnership Units at the respective addresses of such holders as the same shall appear on the unit transfer records of the Partnership.

(d) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Partnership Units shall have no right or claim to any of the remaining assets of the Partnership.

(e) None of a consolidation or merger of the Partnership with or into another entity, the merger of another entity with or into the Partnership, a statutory share exchange by the Partnership or a sale, lease, transfer or conveyance of all or substantially all of the Partnership’s assets or business shall be considered a liquidation, dissolution or winding up of the Partnership.

(f) In determining whether a distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of Partnership Units of the Partnership or otherwise is permitted under Delaware law, amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series C Preferred Partnership Units will not be added to the Partnership’s total liabilities.

(5) Redemption.

(a) Except as otherwise set forth in this Section 5, the Series C Preferred Partnership Units are not redeemable prior to August 24, 2022, except that the Partnership will be entitled to redeem, purchase or acquire Series C Preferred Partnership Units to maintain the General Partner’s status as a REIT for federal income tax purposes.

(b) On or after August 24, 2022 the Partnership, at its option, upon giving notice as provided below, may redeem the Series C Preferred Partnership Units, in whole or from time to time in part, for cash, at a redemption price of $25.00 per Series C Preferred Partnership Unit, plus all accrued and unpaid distributions on such Series C Preferred Partnership Units to, but not including, the date of redemption, whether or not declared (the “Optional Redemption Right”).

(c) In connection with the Special Optional Redemption Right (as defined in the Articles Supplementary of the General Partner (the “Series C Articles Supplementary”) relating to the 6.50% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”), and together with the Optional Redemption Right, the “Redemption Right”), the Partnership shall provide cash to the holders of the Series C Preferred Partnership Units for such purpose which shall be equal to the redemption price (as set forth in the Series C Articles Supplementary), plus all distributions accumulated and unpaid to, but not including, the redemption date, and one Series C Preferred Partnership Unit shall be concurrently redeemed with respect to each share of Series C Preferred Stock so redeemed by the General Partner. From and after the applicable redemption date, the Series C Preferred Partnership Units so redeemed shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series C Preferred Partnership Units shall cease.

(d) If fewer than all of the outstanding Series C Preferred Partnership Units are to be redeemed pursuant to the Redemption Right, the Series C Preferred Partnership Units to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional Series C Preferred Partnership Units).

(e) Notwithstanding anything to the contrary contained herein, unless full cumulative distributions on all Series C Preferred Partnership Units have been or contemporaneously are declared and paid for all past distribution periods or declared and a sum sufficient is set apart for payment for all past distribution periods, no Series C Preferred Partnership Units shall be redeemed unless all outstanding Series C Preferred Partnership Units are simultaneously redeemed. In addition, unless full cumulative distributions on all Series C Preferred Partnership Units have been or contemporaneously are declared and paid for all past distribution periods or declared and a sum sufficient is set apart for payment for all past distribution periods, the Partnership shall not purchase or otherwise acquire directly or indirectly any Series C Preferred Partnership Units, any Series B Preferred Partnership Units or any other Partnership Units ranking junior to or on parity with the Series C Preferred Partnership Units as to distributions or upon liquidation (except by conversion into or exchange for Common Partnership Units or other Partnership Units ranking junior to the Series C Preferred Partnership Units as to distributions and upon liquidation). The restrictions in this Section 5 on redemptions, purchases and other acquisitions shall not prevent the redemption, purchase or acquisition by the Partnership of Preferred Partnership Units of any series pursuant to the Partnership Agreement or the purchase or acquisition of Series C Preferred Partnership Units pursuant to a purchase or exchange offer made on the same terms to all holders of the Series C Preferred Partnership Units.

(f) Immediately prior to any redemption of Series C Preferred Partnership Units, the Partnership shall pay, in cash, any accrued and unpaid distributions to, but not including, the redemption date, whether or not declared, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case each holder of Series C Preferred Partnership Units at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such Series C Preferred Partnership Units on the corresponding Distribution Payment Date notwithstanding the redemption of such Series C Preferred Partnership Units before the Distribution Payment Date. Except as provided in the previous sentence, the Partnership shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series C Preferred Partnership Units for which a notice of redemption has been given.

(g) The following provisions set forth the procedures to exercise the Redemption Right:

(i) Notice of redemption will be mailed by the Partnership, postage prepaid, no less than 30 nor more than 60 calendar days immediately preceding the redemption date, addressed to the respective holders of record of the Series C Preferred Partnership Units to be redeemed at their respective addresses as they appear on the unit transfer records of the Partnership. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series C Preferred Partnership Units except as to the holder to whom notice was defective or not given.

(ii) In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Partnership Units may be listed or admitted to trading, each notice shall state: (A) the redemption date; (B) the redemption price, including, without limitation, a statement as to whether or not accumulated but unpaid distributions will be payable as part of the redemption price, or payable on the next Distribution Payment Date, to the record holder at the close of business on the relevant record date; (C) the number of Series C Preferred Partnership Units to be redeemed; (D) the place or places where the holders of Series C Preferred Partnership Units may surrender certificates for payment of the redemption price; (E) that distributions on the Series C Preferred Partnership Units to be redeemed will cease to accrue on the redemption date; and (F) if the notice of redemption is mailed pursuant to the Special Optional Redemption Right, such information as is required in connection therewith pursuant to the Series C Articles Supplementary. If less than all of the Series C Preferred Partnership Units held by any holder are to be redeemed, the notice mailed to each holder shall also specify the number of Series C Preferred Partnership Units held by such holder to be redeemed. Any such redemption may be made conditional on such factors as may be determined by the General Partner and as set forth in the notice.

(iii) On or after the redemption date, each holder of Series C Preferred Partnership Units to be redeemed shall present and surrender the certificates representing his Series C Preferred Partnership Units to the Partnership at the place designated in the notice of redemption and thereupon the redemption price of such Series C Preferred Partnership Units (including all accrued and unpaid distributions up to the redemption date) shall be paid to or on the order of the person whose name appears on such certificate representing Series C Preferred Partnership Units as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the units represented by any such certificate representing Series C Preferred Partnership Units are to be redeemed, a new certificate shall be issued representing the unredeemed units.

(iv) From and after the redemption date (unless the Partnership defaults in payment of the redemption price), all distributions on the Series C Preferred Partnership Units designated for redemption and all rights of the holders thereof, except the right to receive the redemption price thereof and all accrued and unpaid distributions up to the redemption date, shall terminate with respect to such units and such units shall not thereafter be transferred (except with the consent of the Partnership) on the Partnership’s unit transfer records, and such units shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Partnership, prior to a redemption date, may irrevocably deposit the redemption price (including accrued and unpaid distributions to the redemption date) of the Series C Preferred Partnership Units so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series C Preferred Partnership Units to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates representing such units at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accrued and unpaid distributions to the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series C Preferred Partnership Units at the end of two years after the redemption date shall be returned by such bank or trust company to the Partnership.

(h) Any Series C Preferred Partnership Units that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Partnership Units, without designation as to series until such Preferred Partnership Units are once more designated as part of a particular series by the General Partner.

(i) If, prior to the Change of Control Conversion Date (as defined in the Series C Articles Supplementary), the Partnership has provided or provides notice of redemption with respect to the Redemption Right in accordance with this Section 5, the holders of Series C Preferred Partnership Units will not have the conversion right described in Section 7 below.

(6) Voting Rights.

(a) Except as required by law, the holder of the Series C Preferred Partnership Units shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of Partners.

(b) So long as any Series C Preferred Partnership Units remain outstanding, the Partnership shall not, without the affirmative vote or consent of the holders of at least two-thirds of the Series C Preferred Partnership Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class): (i) authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the outstanding Series C Preferred Partnership Units with respect to the payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, or reclassify any authorized equity securities of the Partnership into any such senior equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities; or (ii) amend, alter or repeal the provisions of the Partnership Agreement, as amended, whether by merger or consolidation (in either case, an “Event”) or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Partnership Units; provided, however, that with respect to the occurrence of any Event, the occurrence of any such event will not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Partnership Units or the holders thereof so long as the Series C Preferred Partnership Units remain outstanding with the terms thereof materially unchanged, or, if the Partnership is not the surviving entity in such transaction, the Series C Preferred Partnership Units are exchanged for a security of the surviving entity with terms that are materially the same as the Series C Preferred Partnership Units; and provided further that any increase in the amount of authorized Series C Preferred Partnership Units or the creation of or increase in the amount of any other class or series of the Partnership’s equity securities, in each case ranking on parity with or junior to the Series C Preferred Partnership Units with respect to the payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Partnership Units.

(c) The foregoing voting provisions shall not apply if, at or prior to the time when the action with respect to which such vote or consent would otherwise be required shall be effected, all outstanding Series C Preferred Partnership Units shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(7) Conversion. In connection with the conversion by the General Partner of any shares of Series C Preferred Stock in accordance with Section 7 of the Series C Articles Supplementary, the Partnership shall convert Series C Preferred Partnership Units into Common Partnership Units and issue such Common Partnership Units to the holders of Series C Preferred Partnership Units. The number of Common Partnership Units into which the Series C Preferred Partnership Units are convertible shall be equal to the number shares of common stock of the General Partner into which the Series C Preferred Stock is then being converted, as set forth in the Series C Articles Supplementary. From and after the applicable Conversion Date (as such term is defined in the Series C Articles Supplementary), the Series C Preferred Partnership Units so converted shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series C Preferred Partnership Units shall cease.

(8) Legend. Each certificate for Series C Preferred Partnership Units shall bear legends substantially to the effect of the following:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or the securities laws of any state. The securities may not be offered, sold, transferred, pledged or otherwise disposed of without an effective registration statement under the Act and under any applicable state securities laws, receipt of a no-action letter issued by the Securities and Exchange Commission (together with either registration or an exemption under applicable state securities laws) or an opinion of counsel acceptable to the Partnership and the REIT that the proposed transaction will be exempt from registration under the Act and applicable state securities laws.”

(9) Status. Upon any redemption of Series C Preferred Partnership Units, the Series C Preferred Partnership Units which are redeemed will be reclassified as authorized and unissued Preferred Partnership Units, and the number of Series C Preferred Partnership Units which the Partnership has the authority to issue will be decreased by the redemption of Series C Preferred Partnership Units, so that the Series C Preferred Partnership Units which were redeemed may not be reissued.

(10) Exclusion of Other Rights. The Series C Preferred Partnership Units shall not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than those specifically set forth herein. The Series C Preferred Partnership Units shall have no preemptive or subscription rights.

(11) Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(12) Severability of Provisions. If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Partnership Units set forth in the Partnership Agreement is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series C Preferred Partnership Units set forth in the Partnership Agreement which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series C Preferred Partnership Units herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.